Exhibit 10.1

EXCHANGE AGREEMENT

This EXCHANGE AGREEMENT (this “Agreement”), dated as of April 19, 2017, is by and between Inpixon, a Nevada corporation (formerly known as Sysorex Global) (the “Company”), and Hillair Capital Investments L.P. (“Hillair”). Defined terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Debenture (as defined below) issued pursuant to the Securities Purchase Agreement, dated as of August 9, 2016 (the “Purchase Agreement”), between the Company and Hillair.

WHEREAS, pursuant to the Purchase Agreement, the Company issued Hillair an 8% Original Issue Discount Senior Secured Convertible Debenture due August 9, 2018 in the principal amount of $5,700,000 (the “Debenture”); and

WHEREAS, subject to the terms and conditions herein, the parties agree to certain amendments and waivers regarding the interest payment due under the Debenture on May 9, 2017.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Hillair agree as follows:

1.             May 9, 2017 Interest Payment. Solely in respect of the interest payment due under the Debenture on May 9, 2017 in the amount of $343,267 (the “Interest Payment”), the parties hereby agree as follows:

a.	$315,700 of such payment shall be made in the form of Common Stock, issued at an Interest Conversion Rate equal to $2.87 for an aggregate of 110,000 shares of Common Stock (such shares of Common Stock issuable in satisfaction of such portion of the Interest Payment, the “Interest Shares”). The remaining portion of the Interest Payment, $27,567, shall be due and payable on May 9, 2017 pursuant to the terms of the Debenture.
b.	Solely in respect of such interest payment, Hillair hereby waives Equity Condition “(k)”.
c.	The Company hereby agrees to issue and deliver such Interest Shares as soon as practicable following the execution hereof, and in any event by 10:00 am (NY time) on April 20, 2017 (the “Payment Date”), which Interest Shares will initially be issued in restricted book-entry form with the Company’s transfer agent. The Company will provide e-mail confirmation of such issuance to Hillair as soon as practicable following confirmation thereof from its transfer agent. From time to time, upon delivery of a broker representation letter to the Company and its transfer agent, the Company will cause its transfer agent to remove the restrictive legends applicable to the Interest Shares in accordance with the provisions of Rule 144(d)(3)(ii) and to deliver the portion of the Interest Shares covered by such broker’s representation letter, electronically pursuant to the DTC instructions on Hillair’s signature page hereto on or before the earlier of (x) three Trading Days and (y) the number of Trading Days comprising the “Standard Settlement Period” (as defined below) of the principal Trading Market for the Common Stock (such earlier date, the “Delivery Date”) from delivery of such broker representation letter. As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Company’s primary Trading Market with respect to the Common Stock as in effect on the date of delivery of a broker representation letter.
d.	In addition to Hillair’s other available remedies, if the Interest Shares subject to a broker representation letter delivered pursuant to Section 1(c) are not delivered by the Delivery Date, the Company shall pay to Hillair, in cash, (i) as partial liquidated damages and not as a penalty, for each $1,000 of Interest Shares (based on the VWAP of the Common Stock on the date such broker representation letter is delivered), $10 per Trading Day (increasing to $20 per Trading Day five (5) Trading Days after such damages have begun to accrue) for each Trading Day after the Delivery Date until such Interest Shares are delivered electronically to Hillair’s DTC instructions free of restrictive legends and (ii) if the Company fails to (a) issue and deliver (or cause to be delivered) to Hillair by the Delivery Date such Interest Shares subject to a broker representation letter electronically and free from all restrictive and other legends and (b) if after the Delivery Date Hillair purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by such Hillair of all or any portion of the number of shares of Common Stock, or a sale of a number of shares of Common Stock equal to all or any portion of the number of shares of Common Stock that such Hillair anticipated receiving from the Company, then, an amount equal to the excess of such Hillair’s total purchase price (including brokerage commissions and other out-of-pocket expenses, if any) for the shares of Common Stock so purchased (including brokerage commissions and other out-of-pocket expenses, if any) (the “Buy-In Price”) over the product of (A) such number of Interest Shares that the Company was required to deliver to such Hillair by the De;ivery Date multiplied by (B) the lowest closing sale price of the Common Stock on any Trading Day during the period commencing on the date of the delivery by such Hillair to the Company of the applicable Interest Shares (as the case may be) and ending on the date of such delivery and payment under this clause (ii).

2.             Representations and Warranties of Company. The Company hereby makes the representations and warranties set forth below as of the date of its execution of this Agreement.

(a)           Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, the Board of Directors or the Company’s stockholders in connection herewith. This Agreement has been duly executed by the Company and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

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(b)           No Conflicts. The execution, delivery and performance by the Company of this Agreement, the issuance and sale of the Interest Shares and the consummation by it of the transactions contemplated hereby do not and will not: (i) conflict with or violate any provision of the Company’s or any Subsidiary’s certificate or articles of incorporation, bylaws or other organizational or charter documents, (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of the Company or any Subsidiary, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company or Subsidiary debt or otherwise) or other understanding to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or a Subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company or a Subsidiary is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not have or reasonably be expected to result in a Material Adverse Effect. All Equity Conditions other than condition (k) are satisfied and will remain satisfied through the Payment Date. A further waiver shall be required in the event any such conditions are not met pursuant to, and in accordance with the time frames under, the Debenture.

(c)          Company Acknowledgement. The Company acknowledges and agrees that holding period for purposes of Rule 144 in respect of the Interest Shares commenced on the issuance date of the Debenture and the Company covenants to take no position or action that is contrary to the foregoing acknowledgement.

3.            Representations and Warranties of Hillair. Hillair represents and warrants that the execution and delivery of this Agreement by it and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on its behalf and this Agreement has been duly executed and delivered by it and constitutes the valid and binding obligation of it, enforceable against it in accordance with its terms except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

4.            Public Disclosure. On or before 8:30 am (New York City time) on the Trading Day immediately following the date hereof, the Company shall file a Current Report on Form 8-K disclosing the material terms of the transactions contemplated hereby and attaching this Agreement as an exhibit thereto.

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5.            Effect on Transaction Documents. Except as specifically modified herein, all of the terms, provisions and conditions of the Transaction Documents shall remain in full force and effect and the rights and obligations of the parties with respect thereto shall, except as specifically provided herein, be unaffected by this Agreement and shall continue as provided in such documents and shall not be in any way changed, modified or superseded by the terms set forth herein.

6.            Execution.  This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

7.            Amendments and Waivers. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, unless the same shall be in writing and signed by the Company and Hillair.

8.            Governing Law. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and shall be governed by and construed in accordance with the laws of the State of New York. For the avoidance of doubt, Section 5.9 of the Purchase Agreement shall apply to this Agreement.

[Remainder of Page is Intentionally Blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Exchange Agreement to be duly executed by their proper and duly authorized officers as of the day and year first above written.

INPIXON

By:	/s/ Nadir Ali
	Name:	Nadir Ali
	Title:	CEO

HILLAIR CAPITAL INVESTMENTS, L.P.

By:	/s/ Sean M. McAvoy
	Name:	Sean M. McAvoy
	Title:	Managing Member, Hillair Capital Management LLC

DTC DELIVERY INSTRUCTIONS:
DTC # 0908 Citibank-Citi Private Bank
Institutional ID # 26639
Agent Bank # 55633
ID Agent A/C #: 087054
Interested Party #: 26639
Interested Party A/C #: 25D099290768
F/C/T Hillair Capital Investments LP

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